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                            STOCK PURCHASE AGREEMENT

                                  by and among

                                HJM HOLDINGS, LLC
                     (a Delaware limited liability company),

                             NEWSPRING VENTURES, LP
                        (a Delaware limited partnership),

                               HPF HOLDINGS, INC.
                            (a Delaware corporation),

                                       and

                             MICHAEL E. HEISLEY, SR.




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                            STOCK PURCHASE AGREEMENT

                                  INTRODUCTION
                                  ------------

         This STOCK PURCHASE AGREEMENT is dated as of December 20, 2002. The parties are HJM Holdings, LLC, a Delaware limited liability company ("LLC"), NEWSPRING VENTURES, LP, a Delaware limited partnership ("NSV" and together with LLC, the "Buyers"), HPF HOLDINGS, INC., a Delaware corporation ("HPF"), MICHAEL
E. HEISLEY, SR., an individual and a resident of the State of Illinois ("Heisley, and together with HPF, the "Selling Parties"). Heisley is the sole stockholder and the President of HPF.

                                   BACKGROUND
                                   ----------

         HPF owns 8,200,000 shares (the "Shares") of the issued and outstanding common stock, par value $.001 per share, of the Company (the "Common Stock"). The Buyers desire to purchase from HPF, and HPF desires to sell to the Buyers, the number of Shares set forth after such Buyer's name in EXHIBIT A hereto, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "Action" is defined in Section 8.6.

         "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         "Agreement" means this Stock Purchase Agreement, including all schedules and exhibits hereto.

         "Buyers" is defined in the Introduction.

         "Charter Documents" means an entity's certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Claim Notice" is defined in Section 8.4(a).

         "Closing" is defined in Section 3.1.

         "Closing Date" is defined in Section 3.1.

         "Commission" means the US Securities and Exchange Commission.

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         "Common Stock" is defined in the Background.

         "Company" means Nutri/System, Inc., a Delaware corporation.

         "Confidential Information" means any information concerning the Company or the Business, whether furnished before, on or from time to time after the Closing Date. The term "Confidential Information" does not include information that (a) was or becomes generally available to the public other than as a result of a breach of any agreement of confidentiality or disclosure by the Selling Party or its directors, officers, employees, agents, advisors or representatives, (b) was or becomes available to the Selling Party on a non-confidential basis from a source other than the Company, its employees (current or past) or its advisors, provided that such source is not known by the Selling Party to be bound by a confidentiality agreement with the Company or (c) was within the possession of the Selling Party prior to its being furnished to the Selling Party by or on behalf of the Company, provided that the source of such information was not known by the Selling Party to be bound by a confidentiality agreement with the Company in respect thereof.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.

         "Damages" means actual damages, including reasonable attorney's fees, but excluding lost profits, consequential damages, incidental damages and punitive damages.

         "Default" means (i) a breach, default or violation, or (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation.

         "Encumbrance" means any lien, mortgage, easement, security interest, pledge, charge, claim, community property interest, condition, equitable interest, option, right of first refusal, restriction on transferability, defect of title or other restriction of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Expiration Date" is defined in Section 8.5.

         "Governmental Authorization" means any permits, licenses, franchises, registrations, certificates, variances, exemptions, waivers, consents, approvals and other authorizations granted or otherwise made available by or under the authority of any governmental or regulatory body or authority.

         "Indemnified Party" is defined in Section 8.4(a).

         "Indemnified Buyer Party" is defined in Section 8.1.

         "Indemnified Seller Party" is defined in Section 8.2.

          "Indemnitor" is defined in Section 8.4(a).

         "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority.

         "Liquidated Claim Notice" is defined in Section 8.4(a).

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         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Person" means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

         "Purchase Price" is defined in Section 2.2.

         "Resolution Period" is defined in Section 8.4(b).

         "Restricted Party" is defined in Section 7.1.

         "Restricted Period" is defined in Section 7.1.

         "Restricted Territory" is defined in Section 7.1.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Selling Parties" is defined in the Introduction.

          "Shares" is defined in the Introduction.

         "Threshold Amount" is defined in Section 8.4(c).

         "Transaction Documents" means this Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof.

         "Transactions" means the sale of the Shares by HPF to Buyers and the purchase of the Shares by the Buyers from HPF as described herein and the other transactions contemplated by the Transaction Documents.

         "Unliquidated Claim" is defined in Section 8.4(a).

2. Sale and Purchase of the Shares; Purchase Price.

         2.1. Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, at the Closing HPF shall sell to each Buyer and each Buyer shall purchase from HPF the number of Shares set forth after such Buyer's name in EXHIBIT A hereto.

         2.2. Purchase Price. The purchase price for the Shares (the "Purchase Price"), which shall be paid in accordance with Section 2.3, shall be $0.60 per each Share for a total of $4,920,000.

         2.3. Payment of Purchase Price. The Purchase Price shall be payable to HPF as follows: At the Closing, the Buyers shall deliver to HPF the amount of the Purchase Price set forth after such Buyer's name in EXHIBIT A hereto by wire transfer of immediately available funds to accounts designated by HPF in writing to Buyer at least two days prior to the Closing Date.

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3. Closing.

         3.1. Location; Date. The closing for the Transactions (the "Closing") shall be held at the offices of Morgan Lewis & Bockius LLP in Philadelphia on December 20, 2002 or at such other date and place as may be mutually agreed by the parties (the "Closing Date").

         3.2. Deliveries. At the Closing and as a condition to Closing:

                  (a) HPF shall deliver to the Buyers:

                           (i) The certificates evidencing the Shares duly
endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank;

                           (ii) A resignation of Heisley from the Board of
Directors of the Company;

                           (iii) An executed copy of each Transaction Document
to which HPF is a party; and

                           (iv) Such other documents, instruments, certificates
and agreements as may be reasonably required by Buyers to consummate and give effect to the transactions contemplated by this Agreement.

                  (b) Buyers shall deliver to HPF:

                           (i) The Purchase Price;

                           (ii) An executed copy of each Transaction Document to
which either Buyer is a party; and

                           (iii) Such other documents, instruments, certificates
and agreements as may be reasonably required by HPF to consummate and give effect to the transactions contemplated by this Agreement.

4. Representations and Warranties of Heisley and HPF. Heisley and HPF, jointly and severally, hereby represent and warrant to Buyers as follows:

         4.1. Ownership. HPF is the record and beneficial holder of the Shares, free and clear of any Encumbrance. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Heisley or HPF, and, to the knowledge of HPF or Heisley, were issued in compliance with all applicable Charter Documents of the Company and the Securities Act. Except as set forth on
SCHEDULE 4.1(A), neither Heisley nor HPF hold outstanding options, warrants, convertible securities, contracts or rights of any kind to purchase or otherwise acquire or receive from the Company any shares of, or any securities convertible into, the Common Stock or other securities of the Company. Neither Heisley nor HPF is a party to any voting trust, proxy, contract, or other agreement or understanding with respect to the voting or transfer of any capital stock of the Company.

         4.2. Authority and Binding Effect. Heisley has the full power, authority, capacity and legal right to execute and deliver this Agreement and the other Transaction Documents to which he is a party, to perform the Transactions to be performed by him hereunder and thereunder and, except as set forth on SCHEDULE 4.2, has taken all actions necessary to secure all approvals required in connection therewith. HPF has the full corporate power, authority

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and legal right to execute and deliver this Agreement and the other Transaction
Documents to which it is a party, to perform the Transactions to which it is a party, and, except as set forth on SCHEDULE 4.2, has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the other Transaction Documents to which HPF is a party and the performance of the Transactions to be performed by it hereunder and thereunder, have been duly authorized by all necessary corporate and stockholder action. This Agreement and any other Transaction Document to which HPF is or will be a party has been duly executed and delivered by a duly authorized officer of HPF, and this Agreement constitutes, and the other Transaction Documents to which HPF is a party will constitute, the legal, valid and binding obligations of HPF enforceable against HPF in accordance with their respective terms. This Agreement constitutes, and the other Transaction Documents to which Heisley is a party will constitute, the legal, valid and binding obligation of Heisley, enforceable against him in accordance with their respective terms. The execution and delivery of this Agreement and the performance of the Transactions by any of Heisley or HPF will not constitute a Default under any Contract binding upon Heisley or HPF.

         4.3. Validity of the Transactions. Neither the execution and delivery of this Agreement by Heisley or HPF nor the performance of the Transactions by them (i) will cause a Default under any Law or court order which is applicable to, Heisley or HPF, (ii) require the consent or approval of, or notice to, any party to any material Contract to which either Heisley or HPF is a party or is otherwise bound or affected, including the Charter Documents of HPF or (iii) require Heisley or HPF to notify, or obtain any Governmental Authorization from, any governmental or regulatory body or authority.

         4.4. Transactions with Affiliates. Except as disclosed in SCHEDULE 4.5, neither Heisley, HPF nor any Affiliate of either has: (a) borrowed money or loaned money to the Company or its subsidiaries which remains outstanding; or
(b) has any material contractual arrangements with the Company or its subsidiaries which are currently in effect.

         4.5. Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of Heisley or HPF is, or will be, entitled to any commission or broker's or finder's fees from the Company in connection with this Agreement or any of the Transactions contemplated herein.

5. Representations and Warranties of LLC. LLC hereby represents and warrants to the Selling Parties as follows:

         5.1. Organization and Standing. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite power and authority to perform its obligations under this Agreement.

         5.2. Authority and Binding Effect. LLC has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and, except as set forth on SCHEDULE 5.2, has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of the LLC. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of the LLC, enforceable against it in accordance with their respective terms.

         5.3. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by LLC nor the consummation of the Transactions by LLC will contravene or violate any Court Order which is applicable to LLC, or the Charter Documents of LLC, or will result in a Default under any Contract to which LLC is a party or by which it is otherwise bound.

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         5.4. Investment Intent. The Shares set forth on EXHIBIT A next to LLC's name are being acquired for LLC's own account, for investment and not with the view toward the resale or distribution thereof. LLC is an "Accredited Investor" within the meaning of the Securities Act. LLC is not relying on any representation or warranty made by the Selling Parties other than those contained in this Agreement.

6. Representations and Warranties of NSV. NSV hereby represents and warrants to the Selling Parties as follows:

         6.1. Organization and Standing6.1. . NSV is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite power and authority to perform its obligations under this Agreement.

         6.2. Authority and Binding Effect6.2. . NSV has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and, except as set forth on
SCHEDULE 6.2, has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of NSV. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of NSV, enforceable against it in accordance with their respective terms.

         6.3. Validity of Contemplated Transactions6.3. . Neither the execution and delivery of this Agreement by NSV nor the consummation of the Transactions by NSV will contravene or violate any Court Order which is applicable to NSV, or the Charter Documents of NSV, or will result in a Default under any Contract to which NSV is a party or by which it is otherwise bound.

         6.4. Investment Intent. The Shares set forth on EXHIBIT A next to NSV's name are being acquired for NSV's own account, for investment and not with the view toward the resale or distribution thereof. NSV is an "Accredited Investor" within the meaning of the Securities Act. NSV is not relying on any representation or warranty made by the Selling Parties other than those contained in this Agreement.

7. Covenants.

         7.1. Covenant Not to Compete7.2. . No Restricted Party (defined below) shall, at any time within the Restricted Period (defined below), directly or indirectly, engage in, or have any ownership or voting interest in any Person (whether as an employee, officer, director, agent, security holder, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages within the Restricted Territory (defined below) in the business of providing weight-loss programs or distributing pre-packaged diet food (that is marketed to consumers purchasing the product primarily for weight-loss purposes). The term "Restricted Party" means each of the Selling Parties and any Affiliates thereof. The term "Restricted Period" means the 18-month period following the Closing Date. The term "Restricted Territory" means the area comprising all of North America. In the event of Litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of this Section 7.1 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. Heisley and HPF acknowledge, however, that this Section 7.1 has been negotiated by the parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Company and the Business. Notwithstanding the foregoing, any Restricted Party may acquire less than 20% of any class of securities of any entity so long as such acquisition would not require the Restricted Party to account for such investment under the equity method of accounting under US generally accepted accounting principles.

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         7.2. Confidential Information. For a three-year period following the
Closing Date, no Selling Party shall divulge, communicate or use in any way, any Confidential Information of the Company or the Business.

         7.3. Hiring of Employees. During the Restricted Period, neither Heisley nor HPF will (directly or indirectly) solicit for employment, or hire or offer employment to any employee of the Company whose employment is continued by the Company (or one of its Affiliates) after the Closing Date unless the employment of such employee had been terminated by the Company without cause at least 30 days prior to such solicitation, hire or offer. Nothing contained in this
Section 7.3 shall affect or be deemed to affect in any manner any other provision of this Agreement. This provision will not prevent Heisley or any Affiliate of Heisley from employing Haveson following the Closing Date.

         7.4. Affiliates. To the extent that any Restricted Party is not a party to this Agreement, the terms of this Section 7 shall apply to such Restricted Party as if he, she or it were a party hereto, and the Selling Parties shall take whatever reasonable actions to cause any such Restricted Party to adhere to the terms of this Section 7.

         7.5. Injunctive Relief. In the event of any breach or threatened breach by any Restricted Party of any of the provisions contained in Sections 7.1, 7.2,
7.3 or 7.4, any Buyer shall be entitled to seek injunctive or other equitable relief, restraining such party from engaging in conduct that would constitute a breach of the obligations of a Restricted Party contained in such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

8. Indemnification.

         8.1. By Heisley and HPF. To the extent provided in this Section 8, Heisley and HPF shall jointly and severally indemnify and hold Buyer and its successors and assigns (each, an "Indemnified Buyer Party") harmless from and against:

                  (a) any Damages suffered, sustained or incurred by an Indemnified Buyer Party and caused by:

                           (i) any inaccuracy of any representation or warranty
of Heisley or HPF in this Agreement, the Transaction Documents or any certificate or other writing delivered by or on behalf of Heisley or HPF, in connection herewith or therewith; and

                           (ii) any material failure to perform or fulfill fully
any covenant or agreement on the part of Heisley or HPF set forth in this Agreement, any Transaction Document or any certificate or other writing delivered by or on behalf of Heisley or HPF, in connection herewith or therewith.

                  (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1.

         8.2. By LLC. From and after the Closing Date, to the extent provided in this Section 8, LLC shall indemnify and hold the Selling Parties, their heirs, successors and assigns (each, an "Indemnified Seller Party") harmless from and against:

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                  (a) any Damages that such Indemnified Seller Party may
sustain, suffer or incur and caused by:

                           (i) any inaccuracy of any representation or warranty
of LLC contained in this Agreement, any Transaction Document to which a Selling Party is a party or any certificate or other writing delivered by or on behalf of LLC to a Selling Party in connection herewith or therewith; and

                           (ii) any material failure to perform or fulfill fully
any covenant or agreement on the part of LLC contained in this Agreement, any Transaction Document or any certificate or other writing delivered by or on behalf of LLC to a Selling Party in connection herewith or therewith.

                  (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.2.

         8.3. By NSV. From and after the Closing Date, to the extent provided in this Section 8, NSV shall indemnify and hold each Indemnified Seller Party harmless from and against:

                  (a) any Damages that such Indemnified Seller Party may sustain, suffer or incur and caused by:

                           (i) any inaccuracy of any representation or warranty
of NSV contained in this Agreement, any Transaction Document to which a Selling Party is a party or any certificate or other writing delivered by or on behalf of NSV to a Selling Party in connection herewith or therewith; and

                           (ii) any material failure to perform or fulfill fully
any covenant or agreement on the part of NSV contained in this Agreement, any Transaction Document or any certificate or other writing delivered by or on behalf of NSV to a Selling Party in connection herewith or therewith.

                  (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.3.

8.4. Procedure for Claims.

                  (a) An Indemnified Buyer Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Section 8 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim.

                  (b) For a period of at least 60 days after the Indemnitor receives a Claim Notice (the "Resolution Period") from an Indemnified Party, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute

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arising therefrom. If such dispute is resolved by the parties during the
Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable to resolve a dispute during the duration of a Resolution Period, then, immediately thereafter, an Indemnified Party shall be permitted to pursue any and all remedies that may be available to him or it.

                  (c) Notwithstanding any other provision of this Section 8, an Indemnified Party shall be entitled to indemnification with respect to any inaccuracy of any representation or warranty made hereunder only when the aggregate of all Damages to such Indemnified Party exceeds $100,000 (the "Threshold Amount") and then such Indemnified Party shall be entitled to indemnification for all of its Damages, including the Damages counted in achieving the Threshold Amount. Heisley and HPF shall not be obligated to indemnify Buyers under Section 8.1(a) for an amount in excess of the Purchase Price. Neither the LLC nor NSV shall be obligated to indemnify the Selling Parties under Sections 8.2(a) or 8.3(a), respectively, for an amount in excess of the portion of the Purchase Price set forth next to their respective names on EXHIBIT A.

         8.5. Claims Period(a) . Any claim for indemnification under this
Section 8 shall be made by giving a Claim Notice under Section 8.4 on or before the 18-month anniversary of the date of this Agreement (the "Expiration Date"). So long as an Indemnified Party gives a Claim Notice on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

         8.6. Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 8 with respect to any actions, suits or other administrative or judicial proceedings, other than those that are brought or lie in equity (each, an "Action"), that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may participate in such Action or assume the defense thereof, with counsel satisfactory of its choice; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement (in whole or in part), except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 8.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 8, except to the extent that an Indemnitor shall have been harmed by such failure.

         8.7. Survival. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, exhibit, schedule, certificate, document or list delivered by any such party to another party to this Agreement pursuant hereto or in connection with the Transactions shall survive the Closing.

         8.8. No Contribution/Indemnification. The Selling Parties hereby agrees that they will not seek, nor will they be entitled to, contribution from, or indemnification by, the Company, under the Company's Charter Documents, applicable corporate Laws or other Laws as a result of Heisley's status as a director, in respect of amounts due from a Selling Party to an Indemnified Buyer Party under this Section 8 or otherwise under this Agreement. The Selling Parties also hereby agrees that they will not make a claim against any directors and officers insurance policy maintained or to be maintained by the Company in respect of amounts due by a Selling Party to an Indemnified Buyer Party under this Section 8 or otherwise under this Agreement.

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         8.9. Effect of Investigation or Knowledge8.10. . Any claim by Buyers for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyers, nor shall such a claim be adversely affected by a Buyer's knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach.

9. Public Announcements. The Selling Parties and Buyer will consult with each other and the Company before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable stock exchange regulations, neither party will issue any such press release or make any such public statement without the consent of the other party.

10. Miscellaneous.

         10.1. Contents of Agreement. This Agreement, together with the other Transaction Documents sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

         10.2. Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         10.3. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

         10.4. Expenses. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions. No expenses of the Selling Parties, including, without limitation, the Selling Parties' legal fees and expenses or any finder's fees, shall be paid by or out of any of the assets or properties of the Company.

         10.5. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                           If to a Buyer:

                                   HJM Holdings LLC
                                   202 Welsh Road
                                   Horsham, PA 19044
                                   FAX:
                                   Attention:  Michael J. Hagan

                                   NewSpring Ventures, LP
                                   100 West Elm Street, Suite 101
                                   Conshohocken, PA  19428
                                   Attention: Managing Partner
                                   Facsimile: 610-567-2388

                                   And, in either case, with a required copy to:

                                   Morgan, Lewis & Bockius LLP
                                   1701 Market Street
                                   Philadelphia, PA   19103
                                   FAX:    (215) 963-5299
                                   Attention:  James W. McKenzie, Jr.

                           If to Heisley and/or HPF:

                                   5600 Three First National Plaza
                                   Chicago, Illinois  60602
                                   Attention: Michael E. Heisley

                                   with a required copy to:

                                   McDermott, Will & Emery
                                   227 W. Monroe
                                   Chicago, IL  60606
                                   FAX: (312) 984-7700
                                   Attn: Scott M. Williams

         10.6. Governing Law. This Agreement shall be construed and interpreted in accordance with the Laws of the Commonwealth of Illinois without regard to its provisions concerning choice of laws, choice of forum or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

         10.7. Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                [Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                            BUYERS:

                                            HJM HOLDINGS, LLC

                                            By: /s/ Michael J. Hagen
                                            Name:    Michael J. Hagen
                                            Title:

                                            NEWSPRING VENTURES, LP
                                            By: Progress Capital II, LP
                                            its General Partner

                                                  By:  Progress Capital II, Inc.
                                                  its General Partner

                                            By: /s/ Michael DiPiaro
                                            Name:    Michael DiPiaro
                                            Title:   Chairman

                                            SELLING PARTIES:


                                            /s/ Michael E. Heisley, Sr.
                                            MICHAEL E. HEISLEY, SR.

                                            HPF HOLDINGS, INC.


                                            By: /s/ Michael E. Heisley, Sr.
                                            Name:    Michael E. Heisley, Sr.
                                            Title: President

                                    EXHIBIT A
                                    ---------

                                BUYERS' PURCHASES
                                -----------------

                                            SHARES OF COMMON      PURCHASE PRICE
NAME                                        STOCK PURCHASED       PAYABLE
----                                        ---------------       -------

HJM HOLDINGS LLC                            5,634,320             $3,380,592
NEWSPRING VENTURES, LP                      2,565,680             $1,539,408